Exhibit 28(j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information in Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A, No. 33-66262) of GAMCO Global Series Funds, Inc., and to the incorporation by reference therein of our reports dated February 28, 2018 on The Gabelli Global Content & Connectivity Fund, The GAMCO Global Growth Fund, The Gabelli International Small Cap Fund and The Gabelli Global Rising Income and Dividend Fund, included in the 2017 annual reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2018